EXHIBIT 8.2

[WACHTELL, LIPTON, ROSEN & KATZ LETTERHEAD]

September     , 2003

Roslyn Bancorp, Inc.

One Jericho Plaza

Jericho, New York 11753

Ladies and Gentlemen:

We have acted as special counsel for Roslyn, a Delaware corporation (“Roslyn”), in connection with the proposed merger (the “Merger”) of Roslyn with and into New York Community Bancorp., a Delaware corporation (“NYCB”), pursuant to an Agreement and Plan of Merger, dated as of June 27, 2003 (the “Agreement”), by and between NYCB and Roslyn. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In that connection, Roslyn has requested our opinion regarding certain U.S. federal income tax consequences of the Merger. In providing our opinion, we have examined the Agreement, the registration statement on Form S-4 (the “Registration Statement”), the Joint Proxy Statement/Prospectus and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement and will be effected pursuant to the corporation laws of the State of Delaware, (ii) the statements concerning the Merger set forth in the Agreement and the

Roslyn Bancorp, Inc.

September     , 2003

Registration Statement are true, complete and correct, and (iii) the representations made by Roslyn and NYCB in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which they are described in the Agreement or the Registration Statement, our opinions as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of opinion that, under currently applicable U.S. federal income tax law, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) each of Roslyn and NYCB will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by stockholders of Roslyn who receive shares of NYCB Common Stock in exchange for Roslyn Common Stock pursuant to the Merger, except with respect to cash received in lieu of fractional share interests.

Our opinions are based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform Roslyn of any such change or inaccuracy that may occur or come to our attention.

This opinion is being provided for the benefit of Roslyn so that Roslyn may comply with its obligation under the Federal securities laws. We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Roslyn Bancorp, Inc.

September     , 2003

This opinion relates solely to certain U.S. federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose.

Very truly yours,